EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)   Registration Statements on Form S-8 Nos. 33-23055, 33-33791, 33-64115, 333-11885, 333-16091, 333-118235, 333-147594, 333-161129, 333-161215, 333-170821, 333-199830, 333-214780, 333-218179 and 333-229619 of Becton, Dickinson and Company;
(2)   Registration Statement on Form S-3 No. 333-224464 of Becton, Dickinson and Company; and
(3)   Registration Statements on Form S-4 Nos. 333-203013 and 333-223536 of Becton, Dickinson and Company;

of our reports dated November 27, 2019, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in this Annual Report (Form 10-K) of Becton, Dickinson and Company for the year ended September 30, 2019.

/s/ ERNST & YOUNG LLP
New York, New York
November 27, 2019